Exhibit 99.1

NEWS RELEASE September 20, 2017, 9:00 a.m.

For Information: First Community Corporation Michael C. Crapps President & Chief Executive Officer (803) 951- 0501

Cornerstone Bancorp Shareholders Approve Merger with First Community Corporation

Lexington, SC and Easley, SC — (BUSINESS WIRE) — First Community Corporation (“First Community”) (Nasdaq: FCCO), the holding company of First Community Bank, and Cornerstone Bancorp (“Cornerstone”), the holding company of Cornerstone National Bank, today announced that the previously announced merger pursuant to which First Community will acquire Cornerstone has received the necessary approval from the shareholders of Cornerstone. A special meeting of Cornerstone’s shareholders was held on September 19, 2017, to approve the merger agreement. First Community and Cornerstone intend to complete the merger effective as of October 20, 2017.

“We are very excited to move forward with the combination of our organizations,” said First Community President and CEO Michael C. “Mike” Crapps. “As our teams have worked to prepare to combine the operations of our two banks and as we have learned more about each other and our markets, we are even more excited about this partnership. This is a comfortable extension of our company. More importantly, we are excited to partner with the Cornerstone National Bank team. The Board of Directors, CEO Rodger Anthony, and the entire team have created a successful banking organization, with a commitment to quality that permeates all aspects of their business. This includes the talent of the staff, their approach to serving their clients, and is evident in the quality of their balance sheet.”

Mr. Anthony, said, “The Board of Directors of Cornerstone Bancorp, its Executive Officers, and I are pleased that the merger has received all of the necessary approvals and are excited to join together with an excellent company that is well capitalized and has forward momentum. We are excited about the future of this combined company.”

About First Community Corporation:

First Community Corporation, headquartered in Lexington, South Carolina, is the holding company for First Community Bank. First Community Bank operates three lines of business including a full service commercial bank offering deposits and loan products and services, a residential mortgage lending unit, and financial planning/investment advisory services to businesses and professionals. The company currently operates 15 full-service banking offices, a loan production office, a residential mortgage lending unit and a financial planning/investment advisory division.

For more information about First Community, please visit: www.firstcommunitysc.com.

About Cornerstone Bancorp:

Cornerstone Bancorp, headquartered in Easley, South Carolina, is the holding company for Cornerstone National Bank. The company currently operates three full-service financial centers in Greenville, Anderson, and Pickens counties in the Upstate of South Carolina.

For more information about Cornerstone, please visit: www.cornerstonenatlbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the potential benefits of the merger between First Community and Cornerstone, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements are generally identifiable by the use of words such as “will,” “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “intend,” “project,” “estimate,” “goals,” “forecast,” “may” or similar expressions. Actual results could differ materially from those anticipated by such forward-looking statements as a result of a variety of risks, uncertainties and other factors including, without limitation: the businesses of First Community and Cornerstone may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes or at all; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; changes in economic conditions; movements in interest rates; competitive pressures on product pricing, services and customer acquisition and retention; the degree of success and the timing of various business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in First Community’s Annual Report on Form 10-K filed on March 13, 2017 and documents subsequently filed by First Community with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of this release. Neither First Community nor Cornerstone assumes any obligation to update any forward-looking statement.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

This material is not a substitute for the proxy statement/prospectus or any other documents which First Community and Cornerstone may send to their respective shareholders in connection with the proposed merger. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such jurisdiction.

In connection with the proposed merger, First Community filed with the Securities and Exchange Commission a registration statement on Form S-4 (Registration Statement No. 333-218564) that includes a proxy statement/prospectus for the shareholders of Cornerstone. First Community also plans to file other documents with the Securities and Exchange Commission regarding the merger with Cornerstone. Cornerstone mailed the final proxy statement/prospectus to its shareholders on or about July 31, 2017. BEFORE MAKING ANY ELECTION DECISION, CORNERSTONE SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/ PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The proxy statement/prospectus, as well as other filings containing information about First Community, will be available, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the proxy statement/ prospectus can also be obtained, without charge, by directing a request to First Community Corporation, 5455 Sunset Blvd., Lexington, SC 29072, Attention: Michael Crapps.

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